EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 25, 2004, except for the first and third paragraphs of Note 12, as to which the date is March 6, 2006, with respect to the consolidated statements of income, shareholders’ equity, and cash flows of Continental Resources, Inc. and subsidiary included in the Registration Statement (Form S-1 No. 333-        ) and related Prospectus of Continental Resources, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

March 6, 2006